                          SCHEDULE 14(A) INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant  [_]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

                                       [_] CONFIDENTIAL, FOR USE OF THE
    [_] Preliminary Proxy Statement        COMMISSION ONLY (AS PERMITTED BY
                                           RULE 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [_] Definitive Additional Materials

    [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             Oracle Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                             Oracle Corporation
             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                         [LOGO OF ORACLE APPEARS HERE]

                              500 ORACLE PARKWAY
                        REDWOOD CITY, CALIFORNIA 94065

September 4, 1997
To our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Oracle Corporation (the "Company"). The Annual Meeting will be held on Monday, October 13, 1997, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California.

  The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

  Included with the Proxy Statement is a copy of the Company's Annual Report on Form 10-K for fiscal year 1997. We encourage you to read the Form 10-K. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

  Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

  We look forward to seeing you at the Annual Meeting.

                                             Sincerely,

                                                 /s/ Lawrence J. Ellison
                                                   LAWRENCE J. ELLISON
                                             Chairman of the Board and Chief
                                                    Executive Officer

                         [LOGO OF ORACLE APPEARS HERE]
                              500 ORACLE PARKWAY
                        REDWOOD CITY, CALIFORNIA 94065

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

  The Annual Meeting of Stockholders of the Company will be held on Monday, October 13, 1997, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year.

  2. To approve the adoption of the Company's Executive Officers 1998 Bonus
Plan.

  3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the current fiscal year.

  4. To transact any other business that may properly come before the meeting.

  Stockholders of record at the close of business on August 29, 1997 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                               By Order of the Board of Directors,

                               /s/ Daniel Cooperman
                               DANIEL COOPERMAN
                               Senior Vice President, General Counsel &
                                Secretary

Redwood City, California
September 4, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                PROXY STATEMENT

                               SEPTEMBER 4, 1997

  The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Oracle Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on October 13, 1997, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California. All holders of record of Common Stock, par value $0.01 per share (the "Common Stock"), on August 29, 1997, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, the Company had 980,497,793 shares of Common Stock outstanding and entitled to vote. A majority, 490,248,897, of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement, the accompanying proxy, and the Company's Annual Report on Form 10-K were first mailed to stockholders on or about September 4, 1997. The Company's Annual Report on Form 10-K contains the information required by Rule 14a-3 of the Rules of the Securities and Exchange Commission (the "SEC").

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

  Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

  Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it either before the meeting at which the matter voted by proxy is acted upon or at the meeting before the vote on the matter. A proxy may be revoked by a later proxy that is signed by the person who signed the earlier proxy and presented at the meeting or by attendance at the meeting and voting in person.

  The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company also has retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. CIC will receive a fee for such services of approximately $11,500 plus out-of-pocket expenses, which will be paid by the Company. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  At the Annual Meeting, the stockholders will elect directors to hold office until the next annual meeting of stockholders and until successors have been duly elected and qualified or until any such director's earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the eight nominees recommended by the Board of Directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS

  The following incumbent directors are being nominated for re-election to the
Board: Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Raymond J. Lane, Jeffrey O. Henley, Jack F. Kemp, Jeffrey Berg and Richard A. McGinn.

REQUIRED VOTE

  Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
             FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

  MR. ELLISON, 53, has been Chief Executive Officer and a director of the Company since he co-founded the Company in May 1977, and was President of the Company until June 1996. Mr. Ellison has been Chairman of the Board since June 1995 and was Chairman of the Board from April 1990 until September 1992. He has been a member of the Executive Committee since 1986. Mr. Ellison is a director of Apple Computer, Inc., a director of SuperGen, Inc., Co-Chairman of California's Council on Information Technology, and a member of President Clinton's Export Council.

  MR. LUCAS, 67, has been a director of the Company since March 1980. He has been Chairman of the Executive Committee since 1986 and Chairman of the Finance and Audit Committee since 1987. Mr. Lucas has been a member of the Compensation Committee since 1989 and a member of the Nominating Committee since December 1996. He was Chairman of the Board from October 1980 through March 1990. He has been a venture capitalist since 1960. He is also a director of Cadence Design Systems, Inc., Amati Communications Corporation, Coulter Pharmaceutical, Inc., Macromedia, Inc., Racotek, Inc., Transcend Services, Inc. and Tricord Systems, Inc.

  DR. BOSKIN, 51, has been a director of the Company since May 1994. He has been a member of the Finance and Audit Committee and the Nominating Committee since July 1994 and a member of the Compensation Committee since July 1995. He was appointed Chairman of the Compensation Committee in July 1997. Dr. Boskin has been a professor of economics at Stanford University since 1971 and principal of Boskin & Co., a consulting firm, since 1980. He was Chairman of the President's Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin is also a director of Exxon Corporation, HealthCare COMPARE Corp. and Airtouch Communications, Inc.

  MR. LANE, 50, has been President and Chief Operating Officer since July 1996. Mr. Lane served as Executive Vice President of the Company and President of Worldwide Operations from October 1993 to June 1996, and has been a director since June 1995. He served as a Senior Vice President of the Company and President of Oracle USA from June 1992 to September 1993. Before joining Oracle, Mr. Lane was a Senior Vice President and Managing Partner of the Worldwide Information Services Group at Booz-Allen & Hamilton from July 1986 to May 1992. He served on the Booz-Allen & Hamilton Executive Committee from April 1987 to May 1992, and on its Board of Directors from April 1991 to May 1992. Mr. Lane is also a member of the Board of Trustees of Carnegie-Mellon University.

  MR. HENLEY, 52, has been Executive Vice President and Chief Financial Officer of the Company since March 1991 and has been a director since June 1995. Prior to joining Oracle, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. Mr. Henley is also a director of Tricord Systems, Inc.

  MR. KEMP, 62, has been a director of the Company since February 1997 and previously served as a director of the Company from February 1995 until September 1996. Mr. Kemp has been Co-Director of Empower America from 1993 to the present. Mr. Kemp was the Secretary of Housing and Urban Development from February 1989 until January 1992. Mr. Kemp is also a director of American Bankers Insurance Group, Inc., Carson, Inc., Everen Capital Corporation, and The Sports Authority, Inc.

  MR. BERG, 50, has been a director of the Company since March 1997. He has been a member of the Finance and Audit Committee since April 1997. Mr. Berg has been an agent in the entertainment industry for over 25 years and the Chairman and Chief Executive Officer of International Creative Management, Inc. since 1985. He served as Co-Chair of the California Information Technology Council and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is presently a member of the Board of Visitors of the Anderson Graduate School of Management and the Board of Trustees of the American Film Institute.

  MR. MCGINN, 50, has been a director of the Company since March 1997. Mr. McGinn has been President and Chief Operating Officer of Lucent Technologies since February 1996 and a director since April 1997. Lucent Technologies is the communications and technology company that was spun off from AT&T in April 1996. Mr. McGinn served as Executive Vice President of AT&T and Chief Executive Officer of AT&T Network Systems from October 1994 to April 1996. He served as President and Chief Operating Officer of AT&T Network Systems from August 1993 to October 1994 and as a Senior Vice President from August 1992 to August 1993.

DIRECTOR COMPENSATION

  The Company currently pays Messrs. Kemp, Berg and McGinn an annual retainer of $30,000. Dr. Boskin currently is paid an annual retainer of $60,000 and Mr. Lucas currently is paid an annual retainer of $120,000 in connection with their additional board duties. Non-employee members of the Board also receive directors' fees of (1) $1,000 for each regularly scheduled Board meeting attended, (2) $3,000 for each meeting of the Finance and Audit Committee attended, and (3) $2,000 per day for each special meeting or committee meeting attended. Non-employee members of the Board also participate in the Company's 1993 Directors' Stock Option Plan, which provides for the following grants of options to purchase Common Stock of the Company to non-employee members of the
Board: options to purchase 50,000 shares of Common Stock as of the date an individual becomes a non-employee director; options to purchase 18,000 shares of Common Stock on May 31 of each year provided such director has served on the Board for at least six months; and in lieu of the latter option grant, options to purchase 40,000 shares of Common Stock on May 31 of each year to the director (or directors) who serves as chairman of either the Executive Committee or the Finance and Audit Committee (or both) provided such director has served in such capacity for at least one year and options to purchase 25,000 shares of Common Stock on May 31 of each year to the director who serves as chairman of the Compensation Committee provided such director has served in such capacity for at least one year (except that the one year requirement shall not apply with respect to the current chairman of the Compensation Committee for the May 1998 grant). Messrs. Ellison, Lane and Henley are employees of the Company and are not separately compensated as directors of the Company.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  The Board of Directors met four times at regularly scheduled meetings and three times at special meetings during fiscal year 1997 and during that same period acted eleven times by unanimous written consent. Standing committees of the Board currently include, among others, an Executive Committee, a Finance and Audit Committee, a Compensation Committee and a Nominating Committee. Each incumbent director has attended at least 75% of all Board meetings and applicable committee meetings, except Mr. McGinn, who attended one of two Board meetings since joining the Board in March 1997 and Mr. Ellison who attended three of four regularly scheduled Board meetings and one of three special Board meetings.

  Messrs. Ellison, Lucas and Henley are presently the members of the Executive Committee. The Executive Committee did not meet during fiscal year 1997, and during that same period acted four times by unanimous written consent. Unless otherwise determined by the Board, the Executive Committee is generally vested with all the powers of the Board of Directors, except that the Executive Committee cannot take action beyond certain financial limits, liquidate the Company, sell all or substantially all of the Company's assets, merge the Company with another company where the Company is not the surviving entity, or take any other action not permitted to be delegated to a committee under Delaware law or the Company's Bylaws.

  Messrs. Lucas and Berg and Dr. Boskin are presently the members of the Finance and Audit Committee. The Finance and Audit Committee met four times during fiscal year 1997. The function of the Finance and Audit Committee is to review financial and auditing issues of the Company, including the Company's choice of independent public accounting firms, and to make recommendations to the Board of Directors.

  Messrs. Lucas and Dr. Boskin are presently the members of the Compensation Committee. The Compensation Committee met two times during fiscal year 1997, and during that same period acted twenty-nine times by unanimous written consent. The function of the Compensation Committee is to review and set the compensation of the Company's Chief Executive Officer and certain of its most highly compensated officers, including salary, bonuses and other incentive plans, stock options, and other forms of compensation, and to administer the Company's stock plans.

  Dr. Boskin and Mr. Lucas are presently the members of the Nominating Committee. The Nominating Committee met once during fiscal year 1997, and during the same period acted two times by unanimous written consent. The function of the Nominating Committee is to recommend qualified candidates for election as officers and directors of the Company. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate's name, biographical data and qualifications.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of August 29, 1997, with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

                                                                         PERCENT
                                                  AMOUNT AND NATURE OF     OF
       NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP(1)  CLASS
       ------------------------------------      ----------------------- -------
   Lawrence J. Ellison(2)
   500 Oracle Parkway, Redwood City, CA 94065..        227,036,467        23.0%
   Jeffrey O. Henley(3)........................          1,776,090           *
   Raymond J. Lane(4)..........................          1,766,995           *
   Donald L. Lucas(5)..........................            197,813           *
   David J. Roux(6)............................            192,793           *
   Michael J. Boskin(7)........................             82,687           *
   Jack Kemp...................................             19,983           *
   Robert W. Shaw(8)...........................                953           *
   Jeffrey Berg................................                  0           0
   Richard A. McGinn...........................                  0           0
   All current executive officers and directors
    as a group (12 persons)(9).................        231,095,131        23.3%

--------
 * Less than 1%

(1) Unless otherwise indicated below, each person listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 6,564,000 shares subject to currently exercisable options or options exercisable within 60 days.

(3) Includes 1,771,875 shares subject to currently exercisable options or options exercisable within 60 days.

(4) Includes 1,749,005 shares subject to currently exercisable options or options exercisable within 60 days.

(5) Includes 22,500 shares owned of record by Mr. Lucas or his successor trustee under a trust agreement for the benefit of Mr. Lucas and his wife. Includes 175,313 shares subject to currently exercisable options or options exercisable within 60 days.

(6) Includes 189,375 shares subject to currently exercisable options or options exercisable within 60 days.

(7) Includes 82,687 shares subject to currently exercisable options or options exercisable within 60 days.

(8) Includes 2 shares subject to currently exercisable options or options exercisable within 60 days.

(9) Includes all shares described in notes (2)-(8) above and 17,016 additional shares subject to currently exercisable options or options exercisable within 60 days.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation paid by the Company to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of May 31, 1997) (hereinafter referred to as the "named executive officers") for the fiscal years ended May 31, 1997, 1996, and 1995:

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                  ANNUAL COMPENSATION                       AWARDS
   NAME AND PRINCIPAL          -------------------------- OTHER ANNUAL  OPTIONS/SARs(1)
        POSITION               YEAR SALARY ($) BONUS ($)  COMPENSATION        (#)
   ------------------          ---- ---------- ---------- ------------  ---------------
Lawrence J. Ellison..........  1997 $  999,985 $1,850,000   $     0        2,400,000
 Chairman and                  1996 $1,000,007 $1,330,875   $     0        1,050,000
 Chief Executive Officer       1995 $1,099,992 $2,243,098   $     0        1,012,500
Raymond J. Lane..............  1997 $  883,334 $1,395,000   $     0        4,125,000
 President and Chief           1996 $  700,008 $  825,119   $     0          525,000
 Operating Officer             1995 $  700,008 $1,427,426   $     0          506,250
Jeffrey O. Henley............  1997 $  591,666 $  852,000   $     0          825,000
 Executive Vice President      1996 $  499,992 $  588,656   $     0          525,000
 and Chief Financial Officer   1995 $  499,992 $1,019,590   $     0          506,250
Robert W. Shaw...............  1997 $  525,600 $  511,710   $     0          375,000
 Executive Vice President,     1996 $  405,600 $  466,377   $     0          262,500
 Worldwide Consulting          1995 $  345,600 $  279,213   $     0          101,244
  Services and Vertical
  Markets
David J. Roux................  1997 $  372,916 $  465,000   $     0                0
 Executive Vice President,     1996 $  349,992 $  350,000   $90,881(2)        75,000
 Corporate Development         1995 $  240,058 $  250,000   $     0          337,500

--------
(1) All figures in this column reflect options to purchase common stock and adjustments, to the extent applicable, for three 3-for-2 stock splits effective February 22, 1995, April 16, 1996 and August 15, 1997, respectively.

(2) Consists of relocation expenses.

STOCK OPTIONS

  The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 1997:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                         ---------------------------------------
                                         PERCENT OF
                                           TOTAL                    POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF     OPTIONS/SARs             ASSUMED ANNUAL RATES OF STOCK PRICE
                          SECURITIES     GRANTED TO                 APPRECIATION FOR OPTION TERM
                          UNDERLYING    EMPLOYEES IN EXERCISE OR -----------------------------------
                         OPTIONS/SARs   FISCAL YEAR   BASE PRICE EXPIRATION
          NAME            GRANTED(1)        1997        ($/SH)      DATE       5%($)       10%($)
          ----           ------------   ------------ ----------- ---------- ----------- ------------
Lawrence J. Ellison.....    150,000(2)      0.90%      $25.42     7/26/06   $ 2,397,664 $  6,076,151
                          2,250,000(3)     13.45%      $27.67     1/19/07   $39,148,738 $ 99,210,588
Raymond J. Lane.........    375,000(2)      2.24%      $25.42     7/26/06   $ 5,994,160 $ 15,190,378
                          3,750,000(3)     22.41%      $27.67     1/19/07   $65,247,896 $165,350,979
Jeffrey O. Henley.......     75,000(2)      0.45%      $25.42     7/26/06   $ 1,198,832 $  3,038,076
                            750,000(3)      4.48%      $27.67     1/19/07   $13,049,579 $ 33,070,196
Robert W. Shaw..........    375,000(3)      2.24%      $27.67     1/19/07   $ 6,524,790 $ 16,535,098
David J. Roux...........          0            0            0           0             0            0

--------
(1) Each option granted vests at the rate of 25% per annum. Options will become immediately exercisable if 50% of the voting stock of the Company is acquired in a transaction or series of transactions expressly disapproved by the Board. Each option was granted under the Company's 1991 Long-Term Equity Incentive Plan and has an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Each of the indicated options was granted on July 26, 1996 and reflects the 3-for-2 stock split effective August 15, 1997.

(3) Each of the indicated options was granted on January 19, 1997 and reflects the 3-for-2 stock split effective August 15, 1997.

  The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 1997 and unexercised options held as of the end of fiscal year 1997 and reflects the 3-for-2 stock split effective August 15, 1997:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                      SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                                           VALUE     OPTIONS/SARs AT FISCAL   THE-MONEY OPTIONS/SARs AT
                         SHARES ACQUIRED  REALIZED        YEAR-END (#)           FISCAL YEAR-END ($)
          NAME           ON EXERCISE (#)    ($)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- ---------- ------------------------- -------------------------
Lawrence J. Ellison.....           0     $        0    6,526,500/3,862,500    $ 173,821,973/$27,127,903
Raymond J. Lane(1)......     267,843     $6,743,427    1,655,255/5,025,001    $  35,941,792/$27,771,581
Jeffrey O. Henley.......     225,000     $6,314,571    1,903,125/1,556,251    $   46,472,80/$12,282,742
Robert W. Shaw..........     222,183     $4,285,994       37,500/  664,685    $     318,745/$ 5,553,128
David J. Roux...........      45,000     $  758,336      142,500/  225,000    $   2,386,667/$ 3,528,124

--------
(1) 189,843 shares with a value realized of $4,715,662 were exercised pursuant to a divorce decree for the benefit of Mr. Lane's former spouse.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Mr. Roux has an agreement with the Company that provides him with up to twelve months salary of $29,166.67 per month if his employment is terminated without cause and he has not obtained other employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently consists of Mr. Lucas and Dr. Boskin. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 1997. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                            EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

 Membership and Role of the Compensation Committee

  The Compensation Committee (the "Committee") consists of the following non-employee members of the Company's Board of Directors: Donald L. Lucas and Michael J. Boskin.

  The Committee reviews and determines the Company's executive compensation objectives and policies and administers the Company's stock plans. The Committee reviews and sets the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by stockholders is not subject to the deduction limit. The Company intends to qualify certain compensation paid to executive officers for deductibility under the Code, including Section 162(m). However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

 Executive Compensation Program

OBJECTIVES

  The objectives of the Company's executive compensation program are to:

  -- Attract and retain highly talented and productive executives.

  -- Provide incentives for superior performance by paying above-average compensation.

  -- Align the interests of executive officers with the interests of the Company's stockholders by basing a significant portion of compensation upon the Company's performance.

COMPONENTS

  The Company's executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary; annual bonus; and long-term incentive compensation consisting of stock option grants.

  It is the Company's policy to set base salary levels, annual bonuses and long-term incentive compensation above an average of select corporations to which the Company compares its executive compensation. The

Company selects such corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The corporations against which the Company compares its compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both the Company's and the corporations' businesses over time. The Company believes that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of the Company's business.

  Each component of the Company's executive compensation program serves a specific purpose in meeting the Company's objectives. The components of the Company's executive compensation program are described below, except for any limitations arising from certain provisions of employment agreements that the Company enters into upon hiring an executive.

  Base salary. The Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

  The measures of individual performance considered in setting fiscal year 1997 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer (including such measures as gross margin, net income, sales, customer count and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to the Company's success. The Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

  Annual bonus. The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. Executive bonus payments for Messrs. Ellison, Lane, Henley and Roux are based upon earnings per share and revenue growth and are increased or decreased if the Company's revenue growth changes in relation to the revenue growth of one or more of the Company's competitors designated by the Committee. The executive bonus payment for Mr. Shaw is based upon certain components of the Company's revenues and margins.

  Long-term incentive compensation. The Company believes that option grants
(1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company's success, and (3) help retain key executives in a competitive market for executive talent.

  The Company's 1990 Executive Officers Stock Option Plan and 1991 Long-Term Equity Incentive Plan authorize the Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over a period of four years and expire ten years from the date of grant.

  Benefits. The Company believes that it must offer a competitive benefit program to attract and retain key executives.

  During fiscal year 1997 the Company provided medical and other benefits to its executive officers that are generally available to the Company's other employees.

  Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation plan includes the same elements and performance measures as the plans of the Company's other executive officers.

  Mr. Ellison's salary for fiscal year 1997, as compared to fiscal year 1996, effectively remained unchanged and his bonus for fiscal year 1997 increased 39% compared to the previous fiscal year. The increase in Mr. Ellison's bonus reflects the application of the fiscal year 1997 bonus plans, as adopted by the stockholders of the Company on October 14, 1996, to the Company's results for fiscal year 1997.

Submitted by: Michael J. Boskin
              Donald L. Lucas

STOCK PERFORMANCE CHART

  The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Hambrecht & Quist ("H&Q") Technology Index for the five fiscal years commencing May 31, 1992 and ending May 31, 1997, assuming an investment of $100 and the reinvestment of any dividends.

  The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG ORACLE CORPORATION, THE S & P 500 INDEX
                  AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                     [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           ORACLE         S&P          H&Q TECH.
(Fiscal Year Covered)        CORPORATION    500 INDEX    INDEX
-------------------          -----------    ---------     --------
Measurement Pt- 5/31/92        $  100         $100         $100
FYE   5/31/93                  $  281         $112         $128
FYE   5/31/94                  $  461         $116         $138
FYE   5/31/95                  $  701         $140         $204
FYE   5/31/96                  $1,002         $180         $288
FYE   5/31/97                  $1,411         $232         $345


* $100 INVESTED ON 5/31/92 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

TRANSACTIONS AND LEGAL ACTIONS INVOLVING MANAGEMENT

  From June 1, 1996 to the present, there have been no transactions between the Company and any executive officer, director, 5% beneficial owner of the Company's Common Stock, or member of the immediate family of the foregoing persons in which one of the foregoing individuals or entities had an interest of more than $60,000, except for the following:

  As previously announced, the Company develops and licenses software products which may be used with a computer manufactured by nCUBE, a manufacturer of massively-parallel supercomputers. Mr. Ellison owns a controlling interest in nCUBE. During fiscal year 1997, the Company purchased from nCUBE approximately $20,000 of computer equipment and maintenance and related services. The Company has loaned nCUBE certain computer hardware (used primarily to facilitate communications between the Company and nCUBE and for development work requested by the Company) and nCUBE has loaned certain computer hardware to the Company. In prior fiscal years, in exchange for software development services rendered by the Company for the nCUBE operating system valued at approximately $1 million, the Company received from nCUBE certain computer hardware equipment valued at approximately the same amount. The Company has also entered into a reseller agreement with nCUBE entitling nCUBE to distribute certain software which the Company has a license to distribute. The Company also has entered into a consulting services agreement with nSOF Parallel Software, Ltd., in which Mr. Ellison owns a controlling interest.

  During fiscal year 1997, the Company leased an aircraft from Tentacle Corporation and Joubini Aviation, Inc., both of which are owned by Mr. Ellison. The aggregate amount paid to these entities for use of the aircraft in fiscal year 1997 was $224,675. The Company believes that the amounts paid for the use of the aircraft and the pilots are within the range charged by third party commercial charter companies for the same model aircraft.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received or written representations from Reporting Persons, the Company believes that with respect to the fiscal year ended May 31, 1997, all the Reporting Persons complied with all applicable filing requirements except that Mr. Kemp made one late filing relating to certain gifts of shares.

                                PROPOSAL NO. 2

              ADOPTION OF THE EXECUTIVE OFFICERS 1998 BONUS PLAN

  On July 14, 1997, August 26, 1997, August 27, 1997 and September 2, 1997, the Compensation Committee unanimously approved the adoption of the Executive Officers 1998 Bonus Plan (the "Bonus Plan"), and the Board directed that the Bonus Plan be submitted to the stockholders at the 1997 Annual Meeting. Targets set at the July 14, 1997, August 26, 1997, August 27, 1997 and September 2, 1997 meetings for the applicable performance period shall be null and void and no payments pursuant thereto may be made if the Bonus Plan is not approved by the stockholders of the Company.

  The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

REQUIRED VOTE

  Approval of the adoption of the Executive Officers 1998 Bonus Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
        APPROVAL OF ADOPTION OF THE EXECUTIVE OFFICERS 1998 BONUS PLAN.

DESCRIPTION OF THE EXECUTIVE OFFICERS 1998 BONUS PLAN

  HISTORY. The Compensation Committee (the "Committee") approved the adoption of the Executive Officers 1998 Bonus Plan (the "Bonus Plan") at meetings held on July 14, 1997, August 26, 1997, August 27, 1997 and September 2, 1997.

  PURPOSE. The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

  ADMINISTRATION. The Bonus Plan will be administered by the Committee consisting of no fewer than two members of the Board, all of which members qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code ("Code Section 162(m)").

  ELIGIBILITY. Participants in the Bonus Plan are chosen solely at the discretion of the Committee. All officers of the Company are eligible to participate in the Bonus Plan. No person is automatically entitled to participate in the Bonus Plan in any plan year.

  DETERMINATION OF AWARDS. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of performance criteria established by the Committee. Mr. Ellison will receive a bonus of $200,000 if the Company reports a profit for its 1998 fiscal year. As an additional part of the Bonus Plan, Messrs. Ellison, Lane, Henley and Roux will receive awards based upon the Company's earnings per share and revenue growth. Mr. Shaw will receive an award based upon certain components of the Company's revenues and margins. Such awards will be based upon the Company's level of achievement of the foregoing performance criteria and will consist of a percentage of base salary (including, in Mr. Ellison's case, the profitability bonus, if any, described above) tied to a matrix of the Company's performance criteria. The Committee adopts the performance criteria within 90 days after the start of each fiscal year or in advance of such other date as may be permitted under Code Section 162(m). The Committee also adopts at the same time a mathematical formula for the fiscal year which is applied to either reduce or increase an award if the Company's revenue growth changes in relation to the revenue growth of one or more of the Company's competitors designated by the Committee. With respect to the Company's current fiscal year, such determinations were made by the Committee at meetings held on July 14, 1997, August 26, 1997, August 27, 1997 and September 2, 1997. The details of the formula have not been included in this Proxy Statement due to the Compensation Committee's belief that the information that has not been disclosed includes confidential commercial or business information disclosure of which would adversely affect the Company. In order for participants to achieve a comparable bonus percentage of base salary as was awarded in fiscal year 1997, the Company will have to substantially outperform its fiscal year 1998 budget and/or outperform the revenue growth of one or more of selected key competitors.

  PAYMENT OF AWARDS. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

  ESTIMATE OF BENEFITS. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any executive officer could receive under the Bonus Plan would be four times his base salary (including in Mr. Ellison's case, the profitability bonus, if any). In the past three fiscal years, which was a period of strong economic performance by the Company, the Chief Executive Officer's bonus payments have ranged from 133% to 205% of base compensation. For the 1998 fiscal year, the most highly paid executive officer's base compensation for this purpose is $1,200,000.

  AMENDMENT AND TERMINATION. The Committee may terminate the Bonus Plan, in whole or in part, may suspend the Bonus Plan, in whole or in part from time to time, and may amend the Bonus Plan from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder so long as stockholder approval has been obtained if required in order for awards under the Bonus Plan to qualify as "performance-based compensation" under Code Section 162(m). No amendment, termination, or modification of the Bonus Plan may in any manner affect awards theretofore granted without the consent of the participant unless the Committee has made a determination that an amendment or modification is in the best interests of all persons to whom awards have been previously granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award.

  TERMINATION OF EMPLOYMENT. Should the participant's employment with the Company terminate for any reason during the plan year, the participant will not be eligible to receive an award under the Bonus Plan.

  FEDERAL INCOME TAX CONSEQUENCES. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives (and otherwise satisfies the requirements for deductibility under federal income tax law).

                                PROPOSAL NO. 3

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has engaged Arthur Andersen LLP as its principal independent public accountants to perform the audit of the Company's financial statements for fiscal year 1998. Arthur Andersen LLP has audited the Company's financial statements for its last ten fiscal years. The Board of Directors expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

REQUIRED VOTE

  The ratification of the selection of Arthur Andersen LLP requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
             RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1998 Annual Meeting of Stockholders must be received by May 7, 1998. Stockholder proposals should be addressed to Daniel Cooperman, Senior Vice President, General Counsel and Secretary, Oracle Corporation, Mailstop 5op7, Redwood City, California 94065.

                                OTHER BUSINESS

  The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                               By Order of the Board of Directors,

                               /s/ Daniel Cooperman
                               DANIEL COOPERMAN
                               Senior Vice President,
                               General Counsel & Secretary

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

4290-PS97
                [RECYCLED PAPER LOGO APPEARS AT BOTTOM OF PAGE]

                               ORACLE CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 13, 1997

     The undersigned hereby appoints LAWRENCE J. ELLISON, RAYMOND J. LANE and JEFFREY O. HENLEY, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Monday, October 13, 1997, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION, TO APPROVE THE ADOPTION OF THE EXECUTIVE OFFICERS 1998 BONUS PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

  (Continued from other side)

1.  ELECTION OF DIRECTORS

    FOR all nominees listed below (except as marked to the contrary below): ____


    WITHHOLD AUTHORITY to vote for all nominees listed below: ____
    Nominees: Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Raymond
    J. Lane, Jeffrey O. Henley, Jack F. Kemp, Richard A. McGinn, and
    Jeffrey Berg.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

_________________________________


     2. PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY'S EXECUTIVE OFFICERS 1998 BONUS PLAN

                 ____ FOR         ____ AGAINST       ____ ABSTAIN


     3.   PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


                 ____ FOR         ____ AGAINST       ____ ABSTAIN


     4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as the name or names appear on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.

                                 Dated:______, 1997
                                 __________________
                                 __________________
                                         Signatures

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.